                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                                 MYR GROUP INC.
                                       AT
                              $30.10 NET PER SHARE
                                       BY

                             GPX ACQUISITION CORP.
                      A DIRECT WHOLLY OWNED SUBSIDIARY OF

                                   GPU, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, FEBRUARY 29, 2000, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) SUCH NUMBER OF SHARES OF MYR GROUP INC. (THE "COMPANY") COMMON STOCK ("SHARES") HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT, TOGETHER WITH SHARES BENEFICIALLY OWNED BY GPU, INC. ("PARENT") AND ANY OF ITS AFFILIATES ON THAT DATE, CONSTITUTE MORE THAN 50.1% OF THE SHARES, ASSUMING EXERCISE AND CONVERSION OF ALL OUTSTANDING OPTIONS AND CONVERTIBLE SECURITIES OF THE COMPANY AND (B) THE SECURITIES AND EXCHANGE COMMISSION HAVING ISSUED AN ORDER UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, AS AMENDED, REASONABLY ACCEPTABLE TO PARENT AND GPX ACQUISITION CORP. ("OFFEROR") AUTHORIZING THE ACQUISITION OF SHARES, THE MERGER (AS DEFINED BELOW) AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT REFERRED TO HEREIN. SEE SECTIONS 12 AND 14.
                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT AND ITS SUBSIDIARIES) AND RECOMMENDS THAT ALL STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------
                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the related Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the certificate(s) representing the tendered Shares, and all other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to Georgeson & Co., the Information Agent, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
                            ------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:

                [GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO]
                            ------------------------

December 29, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
 1.  Terms of the Offer; Expiration Date.........................    4
 2.  Acceptance for Payment and Payment for Shares...............    4
 3.  Procedures for Tendering Shares.............................    5
 4.  Withdrawal Rights...........................................    7
 5.  Certain Federal Income Tax Consequences.....................    8
 6.  Price Range of Shares; Dividends............................    9
 7.  Effect of the Offer on the Market for Shares; Stock
     Quotation; Exchange Act Registration; Margin Securities.....    9
 8.  Certain Information Concerning the Company..................   10
 9.  Certain Information Concerning Parent and Offeror...........   13
10.  Source and Amount of Funds..................................   14
11.  Background of the Offer.....................................   14
12.  Purpose of the Offer and the Merger; Plans for the Company;
     The Transaction Documents...................................   15
13.  Dividends and Distributions.................................   25
14.  Certain Conditions to the Offer.............................   25
15.  Certain Regulatory and Legal Matters........................   26
16.  Fees and Expenses...........................................   30
17.  Miscellaneous...............................................   30
Schedule I -- CERTAIN INFORMATION CONCERNING THE DIRECTORS AND
              EXECUTIVE OFFICERS OF PARENT AND OFFEROR...........  I-1

To the Holders of Common Stock of
MYR GROUP INC.

                                  INTRODUCTION

     GPX Acquisition Corp., a Delaware corporation ("Offeror") and a direct wholly owned subsidiary of GPU, Inc., a Pennsylvania corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock" or the "Shares"), of MYR Group Inc., a Delaware corporation (the "Company"), at a purchase price of $30.10 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Offeror is a corporation that does not have any operations. For information concerning Parent, see Section 9.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Offeror will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Georgeson & Co. (the "Information Agent").

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT AND ITS SUBSIDIARIES) AND RECOMMENDS THAT ALL STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

     BERENSON MINELLA & COMPANY, THE COMPANY'S FINANCIAL ADVISOR (THE "FINANCIAL ADVISOR"), HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF DECEMBER 21, 1999, THE CONSIDERATION TO BE PAID TO STOCKHOLDERS OF THE COMPANY PURSUANT TO THE OFFER AND THE MERGER IS FAIR TO THE STOCKHOLDERS OF THE COMPANY FROM A FINANCIAL POINT OF VIEW. SUCH OPINION IS SET FORTH IN FULL AS AN ANNEX TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) SUCH NUMBER OF SHARES HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT, TOGETHER WITH SHARES BENEFICIALLY OWNED BY PARENT AND ANY OF ITS AFFILIATES ON THAT DATE, CONSTITUTE MORE THAN 50.1% OF THE SHARES, ASSUMING EXERCISE AND CONVERSION OF ALL OUTSTANDING OPTIONS AND CONVERTIBLE SECURITIES OF THE COMPANY (SUCH CONDITION, THE "MINIMUM CONDITION") AND (B) THE SECURITIES AND EXCHANGE COMMISSION HAVING ISSUED AN ORDER UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, AS AMENDED (THE "1935 ACT"), REASONABLY ACCEPTABLE TO PARENT AND OFFEROR AUTHORIZING THE ACQUISITION OF SHARES, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT REFERRED TO HEREIN (THE "1935 ACT CONDITION"). SEE SECTIONS 12 AND 14.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 21, 1999 (the "Merger Agreement"), by and among Parent, Offeror and the Company, pursuant to which, as promptly as practicable following the later of the consummation of the Offer and the satisfaction or waiver of certain conditions, Offeror will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will be the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding Share will be converted into, and become exchangeable for, the right to receive the highest price paid pursuant to the Offer, subject to applicable withholding or backup withholding taxes, if any, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), and the Company will become a direct wholly owned subsidiary of Parent. See Section 12.

     If by 12:00 midnight, New York City time, on Tuesday, February 29, 2000 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

     There can be no assurance that Offeror will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed, as promptly as practicable, by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change). Without limiting the obligation of Offeror under such rules or the manner in which Offeror may choose to make any public announcement, Offeror will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     In the Merger Agreement, Offeror has agreed that it will not, without the prior consent of the Company, extend the Offer, except that Offeror may, without the consent of the Company, (i) extend the Offer, from time to time beyond any scheduled expiration date, for a period not to exceed 20 business days, if at any scheduled expiration date, any of the conditions to Offeror's obligation to accept for payment, and pay for, the Shares is not satisfied or waived, until such time within such 20 business day period as Offeror reasonably concludes is necessary after all such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and
(iii) extend the Offer for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause
(i) or (ii) of this sentence if there have not been tendered sufficient Shares so that the Merger can be effected in accordance with Section 253 of the General Corporation Law of the State of Delaware ("Delaware Law"). In addition, Offeror has agreed that, without the prior consent of the Company, it will not (i) waive the Minimum Condition, (ii) reduce the number of Shares to be purchased in the Offer, (iii) reduce the Offer Price, (iv) modify or add to the conditions to the Offer set forth in Section 14, (v) change the form of consideration payable in the Offer, or (vi) amend any other term of the Offer in a manner adverse to the holders of Common Stock. In addition to the foregoing, Parent may provide for a "subsequent offering period", to the extent provided in Rule 14d-11 under the Exchange Act, as in effect as of January 24, 2000, after the purchase of Shares pursuant to the Offer.

     If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the consent of the Company, the Minimum Condition), Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information.

With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders.

     Based on the representations and warranties of the Company contained in the Merger Agreement, and information provided by the Company, as of December 21, 1999, (i) 6,429,135 Shares were issued and outstanding (including 335,927 shares of restricted stock issued under the Company's stock option and restricted stock plans which are subject to forfeiture), (ii) no Shares were held in treasury,
(iii) no class or series of preferred stock of the Company was issued, (iv) options to purchase 756,650 Shares which were granted pursuant to the Company's stock option plans were outstanding, and (v) convertible notes of the Company that are convertible into 882,086 Shares (with the Company having the right to repurchase 600,183 of such Shares at $5.67954 per Share) were outstanding.

     Pursuant to the Merger Agreement, all stock options to purchase Shares (each, a "Stock Option") outstanding immediately prior to the Effective Time (as defined below) will, by virtue of the Merger and without any action on the part of the holder thereof, entitle the holder thereof to receive in settlement of the exercisable portion thereof a cash payment from the Company in an amount (the "Option Cash-Out Amount"), if any, equal to the product of (i) the excess of the Merger Consideration over the per share exercise price of such Stock Option, and (ii) the total number of Shares that the holder of such Stock Option is entitled to purchase under such portion of the Stock Option (whereupon such portion of the Stock Option will be canceled). Each Stock Option, or portion thereof, that is not exercisable at the Effective Time will be canceled as of such time and the holder thereof will become entitled to receive on the date such Stock Option, or portion thereof, otherwise would have become exercisable a cash payment from the Company in an amount equal to the Option Cash-Out Amount. Notwithstanding the foregoing, subject to the receipt of any required regulatory approvals, within 20 business days after the Effective Time each holder of Stock Options may elect in writing, in lieu of the cash settlement set forth in the two immediately preceding sentences, to have any of such outstanding Stock Options assumed by Parent, which assumed Stock Options will continue to have, and be subject to, the same terms and conditions set forth in the stock option plans and agreements pursuant to which the Stock Options were issued as in effect immediately prior to the Effective Time, with appropriate adjustments.

     As of the Effective Time, each outstanding award of Company restricted stock ("Restricted Stock") will, by virtue of the Merger and without any action on the part of the holder thereof, entitle the holder thereof to receive in settlement of the vested portion thereof a cash payment from the Company in an amount (the "Restricted Stock Cash-Out Amount") equal to the product of (i) the Merger Consideration and (ii) the total number of vested shares of Restricted Stock to which the holder is entitled. With respect to any shares of Restricted Stock that are not vested at the Effective Time, each holder thereof will become entitled to receive on the date such shares of Restricted Stock become vested a cash payment from the Company in an amount equal to the Restricted Stock Cash-Out Amount. Notwithstanding the foregoing, if the approval of Parent's Board of Directors and any required regulatory approvals are obtained, within 20 business days after the Effective Time, each holder of Restricted Stock, whether or not vested, may elect in writing, in lieu of the cash settlement set forth in the preceding two sentences, to have all or any part of such outstanding Restricted Stock converted into Parent restricted stock ("Parent Restricted Stock"), subject to the same terms and conditions set forth in the plans and agreements pursuant to which the Restricted Stock was issued as in effect immediately prior to the Effective Time, with appropriate adjustments.

     Based on the foregoing, the Minimum Condition will be satisfied if 4,033,936 Shares are validly tendered and not withdrawn prior to the Expiration Date. The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent additional Shares or securities exercisable or convertible into Shares become outstanding.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the stockholders of the Company. Under the Delaware Law and the Company's certificate of incorporation, the stockholder vote necessary to approve the Merger will be the affirmative vote of the holders of at least a majority of the outstanding Shares, including Shares held by Offeror and its affiliates. Accordingly, if Offeror acquires a majority of the outstanding Shares, Offeror will have the voting power required to approve the Merger without the affirmative vote of any other stockholders of the Company. Furthermore, if Offeror acquires at least 90% of each class of outstanding shares pursuant to the Offer or otherwise, Offeror would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the Delaware Law, without prior notice to, or any action by, any other stockholder of the Company. In such event, Offeror intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. The Merger Agreement is more fully described in Section 12.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THIS OFFER TO PURCHASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THE RISKS ASSOCIATED WITH SATISFYING THE CONDITIONS TO THE OFFER. CERTAIN OF THESE RISK FACTORS, AS WELL AS ADDITIONAL RISKS AND UNCERTAINTIES, ARE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE COMMISSION.

1.  TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, February 29, 2000, unless and until Offeror (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition, the 1935 Act Condition and the other conditions set forth in Section
14. Subject to the terms and conditions contained in the Merger Agreement, Offeror reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company is providing Offeror with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Offeror to record holders of Shares and will be furnished by Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Subject to and in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4, as soon as practicable after the Expiration Date. Offeror expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against such participant.

     For purposes of the Offer, Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered to Offeror and not withdrawn on or prior to the Expiration Date if, as and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

3.  PROCEDURES FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates for tendered Shares must be received by the Depositary along with the Letter of Transmittal at one of such addresses or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in either of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in either of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for a book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three Trading Days after the date of execution of such Notice of Guaranteed Delivery. A "Trading Day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares or a Book-Entry Confirmation with respect to such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions of the Offer.

     Backup Withholding. Under the United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withholding" as discussed in Section 5.

     Appointment. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Offeror as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Offeror and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after December 29, 1999. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of Offeror will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Offeror's acceptance for payment of such Shares, Offeror must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding. Offeror reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Offeror's counsel, be unlawful. Offeror also reserves the absolute right, in its sole discretion, subject to the terms and conditions of the Merger Agreement, to waive any of the conditions to the Offer or any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Parent, Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment and paid for by Offeror pursuant to the Offer, may also be withdrawn at any time after February 26, 2000.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror in its sole discretion, which determination will be final and binding. None of Offeror, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of certain federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who received Shares as part of a hedging, "straddle," conversion or other integrated transaction, upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of foreign, state or local taxation or estate and gift taxation.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

     Under the United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. In order to avoid backup withholding, each tendering stockholder, unless an exemption applies, must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to an exemption from backup withholding, including corporations, financial institutions and certain foreign individuals. Each stockholder should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are included for trading on the New York Stock Exchange under the trading symbol "MYR". The following table sets forth, for the periods indicated, the high and low sales prices per Share on the New York Stock Exchange and the aggregate per share of Common Stock amount of dividends paid on the Common Stock (the stock price and dividends declared reflect a five-for-three stock split in the form of a stock dividend on December 15,
1997).

                                                                                          DIVIDEND
                                                               HIGH          LOW           AMOUNT
                                                              ------        ------        --------
1997:
First Quarter...............................................  $ 8.40        $ 7.20        $0.033
  Second Quarter............................................  $10.99        $ 6.98        $0.033
  Third Quarter.............................................  $14.18        $10.50        $0.033
  Fourth Quarter............................................  $14.85        $12.44        $0.033
1998:
  First Quarter.............................................  $12.81        $11.31        $0.035
  Second Quarter............................................  $14.25        $11.31        $0.035
  Third Quarter.............................................  $16.88        $10.69        $0.035
  Fourth Quarter............................................  $12.88        $10.13        $0.035
1999:
  First Quarter.............................................  $12.00        $10.06        $0.0375
  Second Quarter............................................  $18.00        $11.75        $0.0375
  Third Quarter.............................................  $22.50        $16.75        $0.0375
  Fourth Quarter (through December 28, 1999)................  $29.50        $17.88        $0.0375

     On December 21, 1999, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing sales price per Share as reported on the New York Stock Exchange was $21. On December 28, 1999, the last full trading day before the commencement of the Offer, the closing sales price per Share as reported on the New York Stock Exchange was $29.38. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN SECURITIES.

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public.

     The Shares are currently listed and traded on the New York Stock Exchange (the "NYSE"), which constitutes the principal trading market for the Shares. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares falls below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) falls below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) falls below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such publicly held securities remaining outstanding at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Parent cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Parent intends to seek delisting of the Shares from the New York Stock Exchange and to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the consummation of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the New York Stock Exchange and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as specifically set forth herein, the historical information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, Offeror, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose to Parent or Offeror events that may have occurred or may affect the significance or accuracy of any such information.

     The Company is a Delaware corporation with its principal place of business located at Three Continental Towers, 1701 W. Golf Road, Suite 1012, Rolling Meadows, Illinois 60008. According to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (the "Company Form 10-K"), the Company, which conducts its business through its direct and indirect operating subsidiaries, provides construction services that are principally involved in two areas, infrastructure services and commercial/ industrial services. The commercial/industrial services include electrical construction and mechanical construction.

     Set forth below is certain selected historical consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements included in the Company Form 10-K and from the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                                 MYR GROUP INC.

                       SELECTED HISTORICAL FINANCIAL DATA

                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,         YEAR ENDED DECEMBER 31,
                                          -------------------   ------------------------------
                                            1999       1998       1998       1997       1996
                                          --------   --------   --------   --------   --------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Contract revenue........................  $348,116   $342,619   $459,343   $431,276   $310,577
Contract cost...........................   306,645    310,413    414,123    391,616    278,936
                                          --------   --------   --------   --------   --------
Gross profit............................    41,471     32,206     45,220     39,660     31,641
Selling, general and administrative
  expenses..............................    25,967     22,064     30,885     28,164     23,623
                                          --------   --------   --------   --------   --------
Income from operations..................    15,504     10,142     14,335     11,496      8,018
Other income (expense)
  Interest income.......................        76          9         31         40         23
  Interest expense......................      (760)    (1,588)    (2,160)    (1,720)    (1,826)
  Gain (loss) on sale of property and
     equipment..........................       742        500        550        (76)       668
  Other.................................       (93)         1        175        178       (483)
                                          --------   --------   --------   --------   --------
Income from continuing operations before
  income taxes..........................    15,469      9,064     12,931      9,918      6,400
Income tax expense......................     6,188      3,626      5,043      3,967      2,432
                                          --------   --------   --------   --------   --------
Income from continuing operations.......     9,281      5,438      7,888      5,951      3,968
Gain (loss) from discontinued
  operations............................        --         --         --        602       (530)
                                          --------   --------   --------   --------   --------
Net income..............................  $  9,281   $  5,438   $  7,888   $  6,553   $  3,438
                                          ========   ========   ========   ========   ========
Basic net income (loss) per common
  share.................................
Earnings per share
  Basic.................................  $   1.57   $    .97   $   1.40   $   1.20   $    .64
  Diluted...............................  $   1.38   $    .82   $   1.20   $    .96   $    .54

                                                                                AT DECEMBER 31,
                                                           AT SEPTEMBER 30,    ------------------
                                                                 1999           1998       1997
                                                           ----------------    -------    -------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
Total current assets.....................................      $103,575        $92,968    $99,999
Total assets.............................................       120,769        110,199    117,424
Total current liabilities................................        67,013         62,792     77,401
Total liabilities........................................        72,293         70,851     86,346

  Certain Company Projections

     To the knowledge of Parent and Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company furnished Parent with certain financial projections.

     The projections set forth below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger. The Projections should be read together with the other information contained in this Section 8.

                                                                YEAR ENDING DEC. 31,
                                                              ------------------------
                                                                1999           2000
                                                              (IN MILLIONS, EXCEPT PER
                                                                    SHARE DATA)
Revenue.....................................................    $464.9         $519.9
Net Income..................................................      12.8           16.5
Earnings Per Share..........................................    $ 1.90         $ 2.40

     The Company also estimated that a purchaser of the Company could potentially achieve over time annual cost savings of between $2.9 million and $4.1 million.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE STATED IN THE PROJECTIONS AND NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, OFFEROR OR THE COMPANY OR THEIR RESPECTIVE REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT OR OFFEROR AND THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, OFFEROR, THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  Available Information

     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

9.  CERTAIN INFORMATION CONCERNING PARENT AND OFFEROR.

     Parent is a holding company registered under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Parent does not directly operate any utility properties, but owns all the outstanding common stock of three domestic electric utilities serving customers in New Jersey -- Jersey Central Power & Light Company -- and Pennsylvania -- Metropolitan Edison Company and Pennsylvania Electric Company. Through its subsidiaries, Parent also owns and operates electric and gas transmission and distribution systems in foreign countries as well as develops and operates generation facilities in the United States and foreign countries. Parent and its consolidated affiliates have approximately 9,000 employees worldwide. For the year ended December 31, 1998, Parent and its subsidiaries had operating revenues of approximately $4.2 billion, and net earnings of approximately $360 million. The stockholders' equity of Parent and its subsidiary companies at September 30, 1999 was approximately $3.6 billion. Parent's principal executive offices are located at 300 Madison Avenue, Morristown, New Jersey 07962. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports and other documents should be available for inspection and copies should be attainable from the offices of the Commission in the same manner as set forth under "Available Information" in Section 8 above.

     Offeror, a Delaware corporation, is a wholly owned subsidiary of Parent that does not have any operations. The offices of Offeror are located at 300 Madison Avenue, Morristown, New Jersey 07962. Parent directly owns all the outstanding capital stock of Offeror. It is not anticipated that, prior to the consummation of the Offer and the Merger, Offeror will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger.

     For certain information concerning the directors and executive officers of Parent and Offeror, see Schedule I to this Offer to Purchase.

     Except as set forth in this Offer to Purchase: (i) none of Parent nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors, or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations; (iv) since January 1, 1996, there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of Parent, Offeror or any of their respective subsidiaries or, to the best knowledge of any of Parent or Offeror, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1996, there have been no contacts, negotiations or transactions between any of Parent, Offeror or any of their respective subsidiaries or, to the best knowledge of any of Parent, Offeror or any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

     Each of Parent and Offeror disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

10.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Offeror to purchase all of the Shares (assuming that (i) all Shares issuable upon the exercise of outstanding vested Stock Options are tendered, (ii) all Shares of vested Restricted Stock are tendered, and (iii) all Shares issuable upon the conversion of the Company's convertible notes that cannot be repurchased by the Company are tendered) and to pay related fees and expenses is expected to be approximately $202 million. Offeror intends to obtain all of such funds from Parent which in turn will obtain such funds from Parent's existing commercial bank lines or the sale of commercial paper.

11.  BACKGROUND OF THE OFFER.

     In July 1999, Parent contacted representatives of the Company to determine mutual interest in a potential transaction involving Parent and the Company. Parent expressed an interest in pursuing discussions with the Company regarding a potential acquisition of the Company by Parent.

     On July 22, 1999, representatives of the Company met with representatives of Parent, at Parent's invitation, concerning a possible acquisition of the Company by Parent. The discussions included strategy, business fit, and background information with respect to the Company's and Parent's businesses.

     In August 1999, Parent was contacted by a representative of the Financial Advisor who informed Parent that the Company was conducting a process in which interested parties were being asked to submit proposals to acquire the Company and discussed the timing and procedures associated with that process.

     On September 14, 1999, Parent and the Financial Advisor on behalf of the Company executed a Confidentiality Agreement. On September 15, 1999, Parent received from the Company an Information Memorandum describing the Company and its business.

     On September 27, 1999, a representative of the Financial Advisor met with representatives of Parent to discuss general information concerning the Company and the bidding process.

     On October 7, 1999, Parent submitted a preliminary indication of interest to the Financial Advisor. Shortly thereafter, the Financial Advisor notified Parent that Parent was invited to participate in the second stage of the bidding process.

     On November 2, 1999, a representative of the Financial Advisor again met with a representative of Parent to discuss general information concerning the Company.

     On November 8, 1999, management of the Company made a presentation to representatives of Parent, and Parent, together with representatives of PriceWaterhouseCoopers LLP, Parent's accountants, and other advisors of Parent, began their due diligence review of the Company, which included meeting with representatives of Ernst & Young, the Company's independent auditors.

     Between November 8 and November 20, 1999, representatives of
PriceWaterhouseCoopers had several telephone discussions with a representative of the Company concerning PriceWaterhouseCoopers' due diligence review on behalf of Parent.

     On November 16, 1999, representatives of PriceWaterhouseCoopers visited the Company's offices to conduct due diligence of the Company and representatives of Parent, PriceWaterhouseCoopers, the Financial Advisor and the Company discussed due diligence matters by telephone conference.

     On November 29, 1999, Charles M. Brennan III, Chairman and Chief Executive Officer of the Company, met with Fred D. Hafer, Chairman, President and Chief Executive Officer of Parent, to discuss terms of the potential transaction.

     On December 1, 1999, the Financial Advisor provided the proposed form of merger agreement (followed on December 3, 1999 by requests for final firm offers) and set December 7, 1999 as the date for submission of definitive proposals (which date was subsequently extended to December 10, 1999).

     On December 2, 1999, Parent's Board of Directors approved Parent's proposal for the acquisition of the Company.

     On December 10, 1999, Parent delivered to the Company a letter indicating, among other things, its interest in acquiring the Company, subject to negotiation of definitive documentation. Parent also delivered to the Company a revision of the draft merger agreement that had been proposed by the Company.

     On December 13, 1999, a representative of the Financial Adviser negotiated with a representative of Parent concerning price. On December 14, 1999, the Company informed Parent that, subject to the negotiation and execution of a final merger agreement, Parent would be the successful bidder.

     On December 14, 1999, counsel for the Company and counsel for Parent began negotiating the terms of the Merger Agreement. On December 16, 1999, Mr. Brennan and William S. Skibitsky, President and Chief Operating Officer of the Company, met with Mr. Hafer and negotiated certain provisions of the Merger Agreement. Negotiations concerning those and other provisions continued among counsel and other representatives of both parties through December 21, when the terms of the Merger Agreement were finalized.

     After the market closed on December 21, 1999, the Merger Agreement was executed and delivered, and on December 22, 1999, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE TRANSACTION DOCUMENTS.

  Purpose of the Offer and the Merger

     The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. Following the completion of the Offer, Parent intends to acquire any remaining Shares not then owned, by consummating the Merger. In the Merger, each outstanding Share (other than Shares held by stockholders who properly exercise their appraisal rights) will be converted into the right to receive the Merger Consideration, without interest, and the Company will become a wholly owned subsidiary of Parent.

     The acquisition of the entire interest in the Company is structured as a cash tender offer followed by a merger in order to expedite the opportunity for Parent to obtain a controlling interest in the Company. Under the Delaware Law and the Company's certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger. If the Minimum Condition is satisfied, Parent would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company.

  Plans for the Company

     Following the Offer and the Merger, Parent intends to operate the Company on a basis generally consistent with the Company's existing plans and programs. If and to the extent that Parent acquires control of the Company, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things and subject to the terms of the Merger Agreement, changes in the Company's business, corporate structure, certificate of incorporation, bylaws, capitalization, management or dividend policy.

     Except as noted in this Offer to Purchase, Parent and Offeror have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any subsidiary of the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management or Board of Directors.

  The Merger Agreement

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8.

     The Offer. The Merger Agreement provides for the commencement of the Offer. Parent and Offeror have expressly reserved the right to waive certain conditions to the Offer, but without the prior consent of the Company, Offeror has agreed not to (i) waive the Minimum Condition, (ii) reduce the number of Shares to be purchased in the Offer, (iii) reduce the Offer Price, (iv) modify or add to the conditions to the Offer set forth in Section 14, (v) change the form of consideration payable in the Offer, or (vi) amend any other term of the Offer in a manner adverse to the holders of Shares. Notwithstanding the foregoing, Offeror may, without the consent of the Company, (i) extend the Offer from time to time, beyond any scheduled expiration date for a period not to exceed 20 business days, if at any scheduled expiration date any of the conditions to Offeror's obligation to accept for payment, and pay for, the Shares is not satisfied or waived, until such time within such 20 business day period as Offeror reasonably concludes is necessary after all such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (iii) extend the Offer for an aggregate period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence if there have not been tendered sufficient Shares so that the Merger can be effected in accordance with Section 253 of the Delaware Law.

     Consideration to be Paid in the Merger. The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the Delaware Law, Offeror shall be merged with and into the Company and the separate existence of Offeror shall cease, and the Company shall be the Surviving Corporation and shall be a wholly owned subsidiary of Parent. In the Merger, each share of common stock of Offeror issued and outstanding immediately prior to the Effective Time shall continue to remain outstanding and shall constitute one share of common stock of the Surviving Corporation. The Merger shall become effective at the time set forth in the certificate of merger (the "Certificate of Merger") relating to the Merger (the "Effective Time"), in accordance with the provisions of the Delaware Law, which time shall be on the date (which shall not be earlier than March 23, 2000) but after the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. At the Effective Time, each outstanding Share (other than Shares held by stockholders who properly exercise their appraisal rights) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without interest. The Merger Agreement provides that the closing of the Merger shall take place as soon as practicable after the approval and adoption of the Merger Agreement by the stockholders of the Company as contemplated in Section
6.1 of the Merger Agreement (if required by law) and the satisfaction or waiver of the other conditions of the parties to the Merger Agreement set forth in Articles 7 and 8 thereof.

     Treatment of Stock Options. The Merger Agreement provides that, as of the Effective Time, each Stock Option outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, entitle the holder thereof to receive in settlement of the exercisable portion thereof the Option Cash-Out Amount. Each Stock Option, or portion thereof, that is not exercisable at the Effective Time, shall be canceled as of such time and the holder thereof shall become entitled to receive on the date such Stock Option, or portion thereof, otherwise would have become exercisable a cash payment from the Company in an amount equal to the Option Cash-Out Amount. Notwithstanding the foregoing, subject to the receipt of any required regulatory approvals, within 20 business days after the Effective Time each holder of a Stock Option may elect in writing, in lieu of the cash settlement set forth in the two immediately preceding sentences, to have any of such outstanding Stock Options assumed by Parent, which assumed Stock Options shall continue to have, and be subject to, the same terms and conditions set forth in the stock option plans and agreement pursuant to which the Stock Options were issued as in effect immediately prior to the Effective Time, except that (a) such assumed Stock Options shall be exercisable for that number of whole shares of common stock of Parent, par value $2.50 per share ("Parent Common Stock"), equal to the product of the number of Shares covered by the assumed Stock Option immediately prior to the Effective Time multiplied by the number (the "Exchange Ratio") determined by dividing the Merger Consideration by the average closing price of Parent Common Stock for the five Trading Days immediately preceding the Effective Time, rounded up to the nearest whole number of shares of Parent Common Stock, (b) the per share exercise price for the Parent Common Stock issuable upon the exercise of such assumed Stock Option shall be equal to the quotient determined by dividing the exercise price per share specified for such Stock Option under the applicable Stock Option plan or agreement immediately prior to the Effective Time by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent, and (c) such assumed Stock Options shall not be entitled to receive any amounts with respect to dividends paid on the Shares covered by such Stock Options. Except as set forth in the Disclosure Schedule to the Merger Agreement (the "Disclosure Schedule"), none of the provisions described in this paragraph shall affect the schedule of vesting (or the acceleration thereof) of the Stock Options, assumed or not assumed by Parent pursuant to the terms of the provisions described in this paragraph. The date of grant of any Stock Option so assumed shall be the date on which the Stock Option was originally granted. As soon as practicable after the Effective Time, Parent shall file with the Commission a registration statement on Form S-8 (or any successor form), or another appropriate form, with respect to the shares of Parent Common Stock subject to such assumed Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Stock Options remain outstanding.

     Treatment of Restricted Stock. The Merger Agreement provides that, as of the Effective Time, each outstanding award of Restricted Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, entitle the holder thereof to receive in settlement of the vested portion thereof the Restricted Stock Cash-Out Amount. With respect to any shares of Restricted Stock that are not vested and are subject to forfeiture at the Effective Time, each holder thereof shall become entitled to receive on the date such shares of Restricted Stock become vested a cash payment from the Company in an amount equal to the Restricted Stock Cash-Out Amount. Notwithstanding the foregoing, if the approval of Parent's Board of Directors and any required regulatory approvals are obtained, within 20 business days after the Effective Time each holder of Restricted Stock, whether or not vested, may elect in writing, in lieu of the cash settlement set forth in the preceding two sentences, to have all or any part of such outstanding Restricted Stock converted into Parent Restricted Stock, subject to the same terms and conditions set forth in the plans and agreements pursuant to which the Restricted Stock was issued as in effect immediately prior to the Effective Time, except that the number of shares of such Parent Restricted Stock shall be that number of whole shares of Parent Common Stock equal to the product of the number of shares of converted Restricted Stock multiplied by the number determined by dividing the Merger Consideration by the average closing price of Parent Common Stock for the five Trading Days immediately preceding the Effective Time, rounded up to the nearest whole number of shares of Parent Common Stock. None of the foregoing provisions will affect the schedule of vesting (or the acceleration thereof) of the Restricted Stock, converted or not converted by Parent pursuant to the terms described above. As soon as practicable after the Effective Time, Parent shall file with the Commission a registration statement on Form S-8 (or any successor form), or another appropriate form, with respect to the shares of Parent Restricted Stock issued as described above and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such shares of restricted stock remain outstanding.

     Board Representation. The Merger Agreement provides that, promptly upon the purchase by Parent or Offeror of at least a majority of the outstanding Shares, and from time to time thereafter, Parent and Offeror shall be entitled to designate such number of directors, rounded up to the next whole number but in no event more than one less than the total number of directors of the Board of Directors of the Company, as shall give Parent and Offeror, subject to compliance with Section 14(f) of the Exchange Act, representation on the

Board of Directors of the Company equal to the product of (i) the number of directors on the Board of Directors of the Company and (ii) the percentage that such number of Shares purchased by Offeror or Parent bears to the number of Shares outstanding, and the Company shall, upon request by Parent or Offeror, promptly increase the size of the Board of Directors or exercise all reasonable efforts to secure the resignations of such number of directors as is necessary to enable Parent's and Offeror's designees to be so elected. At the request of Parent and Offeror, the Company shall take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. From and after the date that such designees to the Board of Directors of the Company constitute a majority of the Board of Directors of the Company, any action taken by the Company under the Merger Agreement shall require the approval of a majority of the members of the Board of Directors, if any, who are not designees or affiliates of Parent or Offeror; provided, however, that if there shall be no such directors, the Merger Agreement shall not be amended to reduce the Merger Consideration to be less than the Offer Price or otherwise amended in a manner materially adverse to the holders of Shares other than Parent and Offeror or amended to permit the Merger to occur prior to March 23, 2000.

     Stockholder Meeting. The Merger Agreement provides that, if required by applicable law, the Company shall duly call and promptly hold a meeting of its stockholders as soon as practicable following the expiration of the Offer for the purpose of approving the Merger on the terms and conditions set forth in the Merger Agreement and in connection therewith shall comply with the applicable provisions of the Delaware Law relating to the calling and holding of a meeting of stockholders for such purpose. Subject to the provisions of the Merger Agreement relating to third party acquisition proposals, the Board of Directors of the Company shall recommend the approval and adoption of the Merger Agreement by the stockholders of the Company, and the Company shall use its reasonable best efforts to obtain such adoption and approval. The Merger Agreement provides that, notwithstanding the foregoing, if Offeror or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, at the request of Parent or Offeror, the parties thereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a stockholders' meeting, in accordance with Section 253 of the Delaware Law.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to (i) the due organization, existence, qualification, good standing, corporate power and authority of the Company and its subsidiaries; (ii) the capital stock of the Company; (iii) the due authorization, execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iv) required filings, consents and approvals and the absence of any violations, breaches or defaults which would result from performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby; (v) the accuracy of reports filed by the Company with the Commission (the "SEC Reports") since January 1, 1996; (vi) the financial statements included in the SEC Reports;
(vii) the absence of any undisclosed material liabilities; (viii) certain tax matters; (ix) certain real estate matters; (x) the title to and condition of the assets of the Company and its subsidiaries; (xi) the possession by the Company and its subsidiaries of all necessary licenses and permits; (xii) certain proprietary rights and intellectual property matters; (xiii) the adequacy of the Company's assets, the Company's relationships with its customers and suppliers and the existence of agreements that restrict the Company from carrying on its business anywhere in the world; (xiv) the accuracy of certain documents and information supplied by the Company to Parent; (xv) certain insurance matters;
(xvi) the absence of any material litigation; (xvii) the accuracy and completeness of the records of the Company; (xviii) the absence of any material adverse change; (xix) the absence of certain acts or events; (xx) compliance with applicable laws; (xxi) certain environmental matters; (xxii) labor relations;
(xxiii) certain employee benefits matters; (xxiv) estimated costs and profits for uncompleted contracts of the Company and its subsidiaries as of September 30, 1999; (xxv) the accuracy of the Schedule 14D-9 filed by the Company; (xxvi) the absence of brokers or finders except for the Financial Advisor; (xxvii) antitakeover statutes; (xxviii) the fairness opinion rendered by the Financial Advisor; (xxix) year 2000 compliance; and (xxx) stockholder approvals.

     Parent and Offeror have also made certain representations and warranties, including with respect to (i) the due organization, existence, good standing and corporate power and authority of Parent and Offeror; (ii) the due authorization, execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, and the validity and enforceability thereof; (iii) required filings, consents and approvals and the absence of any violations, breaches or defaults which would result from performance by Parent and Offeror of the Merger Agreement and the consummation of the transactions contemplated thereby; (iv) the absence of prior activities and the assets of Offeror; (v) the absence of investment bankers' and brokers' fees; (vi) the accuracy of information provided by Parent or Offeror in the Schedule 14D-1 and the other documents pursuant to which the Offer is being made; and (vii) the sufficiency of funds available to Parent and Offeror for the consummation of the Offer and the Merger.

     Maintenance of the Company as Going Concern. The Merger Agreement provides that, except as expressly contemplated or permitted by the Merger Agreement, or to the extent Parent shall consent in writing, during the period from the date of the Merger Agreement to the Effective Time, the Company shall conduct (and shall cause its subsidiaries to conduct) its operations according to its ordinary and usual course of business, and shall use its reasonable best efforts to preserve intact its business organization, keep available the services of its officers and employees and maintain satisfactory relations with licensors, suppliers, distributors, customers and others having business relationships with it. In addition, during the period from the date of the Merger Agreement to the Effective Time, the Merger Agreement provides that representatives of each of Parent and the Company shall confer on a regular and frequent basis with one or more designated representatives of the other to report on operational matters and to report the general status of ongoing operations. The Merger Agreement also provides that the Company shall provide Offeror promptly with all documents filed by the Company with the Commission.

     Absence of Material Changes. The Merger Agreement provides that, prior to the Effective Time, the Company and its subsidiaries shall not, other than in the normal course of business and in conformity with past practices, or as contemplated by the Merger Agreement or the Disclosure Schedule, without the consent of Parent (which consent will not be unreasonably withheld), (i) make any material change in its business or operations; (ii) make any material change in its accounting policies applied in the preparation of the financial statements; (iii) declare any dividends in cash on the issued and outstanding shares of its common stock, or make any other distribution of any kind in respect thereof, other than regular quarterly dividends consistent with past practices; (iv) issue, sell or otherwise distribute any authorized but unissued shares of its capital stock (other than upon exercise of options outstanding on the date of the Merger Agreement or permitted to be granted thereby or upon conversion of outstanding convertible notes) or effect any stock split, stock dividend or combination or reclassification of any such shares or grant or commit to grant or amend or modify any option, warrant or other right to subscribe for or purchase or otherwise acquire any shares of its capital stock or any security convertible into or exchangeable for any such shares (other than grants of options under stock option plans); (v) purchase or redeem any of its capital stock (or permit any of its subsidiaries to purchase any of its capital stock); (vi) adopt any amendment to its charter or bylaws; or (vii) dispose, or permit any of its subsidiaries to dispose, of any of its assets outside the ordinary course of business. In addition, from and after the date of the Merger Agreement and prior to the Effective Time, except as contemplated by the Disclosure Schedule, neither the Company nor any of its subsidiaries shall, without the consent of Parent (which consent may be granted or withheld in Parent's sole discretion): (i) pay any bonus or increase the rate of compensation of any of their employees, except for (A) payment of bonus compensation for the year ending December 31, 1999 in an aggregate amount not to exceed the amount set forth in the Disclosure Schedule, (B) salary increases for officers of the Company or any of its subsidiaries approved by Parent (which approval shall not be unreasonably withheld), and (C) regular annual salary increases for other salaried employees consistent with past practice which do not exceed 5% in the aggregate of all employees' existing salary rates; (ii) make or obligate itself to make capital expenditures in excess of $500,000, provided that each individual expenditure in excess of $100,000 shall be made only with Parent's approval (which approval shall not be unreasonably withheld);
(iii) voluntarily incur any material obligations or liabilities (including any indebtedness) other than in the ordinary course of business; (iv) make any change in the plans described in the Disclosure Schedule or adopt new employee benefit plans or enter into any employment or other similar agreement; or (v) amend or waive any provision of, or grant any approval under, any standstill agreement.

     Access to Information. Under the Merger Agreement, the Company and its subsidiaries have agreed to afford to the officers, directors, employees and authorized representatives of Parent access, during normal business hours during the period prior to the Effective Time, to all their properties, books, contracts, commitments and records and, during such period, the Company shall and (shall cause its subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request. However, any furnishing of such information and any such investigation may not affect the right of Parent to rely on the representations and warranties made in or pursuant to the Merger Agreement. Parent has agreed that all information and material received by it will be treated as confidential, and that it will not disclose, divulge or communicate such information to any other person, except to its directors, officers, employees, attorneys, accountants, representatives and consultants, and then only to the extent as may be necessary to evaluate the information and any negotiations relating to the transactions contemplated by the Merger Agreement and provided that Parent first advises such person of the confidential nature of the information and the confidentiality and publicity provisions of the Merger Agreement. Pursuant to the Merger Agreement, Parent has further agreed that all such information will be used solely for the purpose of evaluating the transactions contemplated by the Merger Agreement and that it will not use or exploit any such information for any other purpose whatsoever. If the Merger is not concluded for any reason, such information will be returned to the Company. The foregoing provisions also apply to any information previously furnished by the Company to Parent, but do not apply to any information which Parent is required by law to disclose to a third party or is generally known to the public other than as a result of a breach of the foregoing provisions.

     No Solicitation. The Company has agreed in the Merger Agreement that the Company shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than Parent with respect to any Acquisition Proposal (as defined below). The Company shall not, and shall cause its subsidiaries and the officers, directors, agents, employees and advisors of the Company and its subsidiaries not to, initiate, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal. Notwithstanding the foregoing, the Company shall be permitted to engage in any discussions or negotiations with, or provide any information to, any person in response to a bona fide written Acquisition Proposal by any such person, if and only to the extent that in each such case such proposal was not solicited in violation of the Merger Agreement and (A) Shares shall not have been accepted for payment under the Offer; (B) the Board of Directors of the Company determines in good faith that such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as defined below); (C) the Board of Directors of the Company determines, in good faith after consultation with outside counsel, that such action is legally advisable for it to act in a manner consistent with its fiduciary duties under applicable law; and (D) prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company receives from such person an executed confidentiality agreement containing terms no less restrictive with respect to such person than the terms of the Confidentiality Agreement with respect to Parent. The Company shall notify Parent promptly, but in any event within 24 hours, of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers.

     For the purposes of the Merger Agreement, "Acquisition Proposal" means (a) a merger or consolidation, or any similar transaction, involving the Company (other than mergers, consolidations or similar transactions involving solely the Company and/or one or more wholly owned subsidiaries of the Company), (b) a purchase or other acquisition of greater than 10% of the consolidated assets of the Company and its subsidiaries, (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange, tender or exchange offer or otherwise) of beneficial ownership of securities of the Company other than (1) as a result of the exercise or conversion of securities of the Company outstanding on the date of the Merger Agreement, or (2) in connection with any transaction described in the Disclosure Schedule, (d) any substantially similar transaction, or (e) any inquiry or indication of interest with respect to any of the foregoing; in each case other than the transactions contemplated by the Merger Agreement.

     For purposes of the Merger Agreement, "Superior Proposal" means any bona fide written proposal (a) made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Common Stock then outstanding or all or substantially all of the consolidated assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of the Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the stockholders of the Company than the transactions contemplated by the Merger Agreement and (b) which the Board determines in good faith is reasonably likely to be consummated on the terms set forth in the proposal taking into account all legal, financial, regulatory and other aspects of the proposal, including, without limitation, the nature and sufficiency of financing for the proposal and the person making the proposal. The Company shall advise Parent of any material developments with respect to any such proposal as to which the Company is exercising its rights.

     The Merger Agreement also provides that, with certain exceptions, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Offer and the "agreement of merger" (as such term is used in Section 251 of the Delaware Law) contained in the Merger Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) cause the Company or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is legally advisable to do so in order to act in a manner consistent with its fiduciary duties under applicable law, the Board of Directors may withdraw or modify its approval or recommendation of the Offer and the "agreement of merger" contained in the Merger Agreement, the Merger and the Merger Agreement (or not recommend it before a proxy statement relating to the Merger is sent to stockholders) or approve or recommend a Superior Proposal, but in each case only at a time that is after the third business day following Parent's receipt of a written notice advising Parent that the Board of Directors of the Company has received a proposal which is a Superior Proposal, specifying the material terms and conditions of such proposal and identifying the person making such proposal.

     HSR Filing. The Merger Agreement provides that Parent and the Company shall each prepare and file with the Federal Trade Commission and the United States Department of Justice any notification required to be filed with respect to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or any rules or regulations promulgated thereunder. Each of Parent and the Company shall cause any such filing it makes to be true and accurate in all material respects and responsive to the requirements of the HSR Act and any such rules and regulations. Each of Parent and the Company agrees to make available to the other such information relative to its business, assets and property as may be required for the preparation for such notifications.

     1935 Act Compliance. As promptly as practicable after the execution of the Merger Agreement, Parent shall prepare and file with the Commission an Application on Form U-1 seeking authorization under the 1935 Act for the acquisition by Offeror of the Shares, the Merger and the transactions contemplated thereby.

     Reasonable Best Efforts. Subject to the terms and conditions provided in the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using its reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the transactions contemplated thereby (and, in such case, to proceed with the transactions contemplated thereby as expeditiously as possible).

     Other Agreements. The Merger Agreement also contains agreements on (i) the provision by the Company to Parent of notices of material developments and other information; (ii) publicity; and (iii) the nonsolicitation for employment of persons employed by a party to the Merger Agreement.

     Fees and Expenses. Except as otherwise provided in the Merger Agreement, the parties agree that whether or not the Merger is consummated, Parent will pay and bear all of the expenses incurred by it and the Company will bear all of the expenses incurred by the Company in connection with the Merger and the Merger Agreement.

     The parties also agree that (i) if the Company terminates the Merger Agreement pursuant to clause (g) of the "Termination" section of this Section 12; (ii) if Parent terminates the Merger Agreement pursuant to clause (d) of the "Termination" section of this Section 12 due to the failure to satisfy the condition set forth in clause (g) of Section 14; (iii) if (a) the Company or Parent terminates the Merger Agreement pursuant to clause (d) of the "Termination" section of this Section 12 due to the failure to satisfy the Minimum Condition, (b) at any time after the date of the Merger Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal, and (c) within 12 months of the termination of the Merger Agreement, the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; or (iv) if Parent terminates the Merger Agreement pursuant to clause (f) of the "Termination" section of this Section 12, then the Company shall, concurrently with such termination in the case of a termination as set forth in clause (i), (ii) and (iv) and concurrently with the occurrence of an event set forth in clause (iii)(c), pay to Parent $7 million. The payment described above will be Parent's exclusive remedy in the event of the termination of the Merger Agreement under circumstances where such payment is or becomes payable.

     The liability of any party to the Merger Agreement for any breach or violation of the Merger Agreement will not be limited except as described in this "Fees and Expenses" section.

     Conditions to the Merger. The Merger Agreement provides that the obligations of Parent and Offeror to consummate the Merger shall be subject to the fulfillment (or waiver by Parent and Offeror) at or prior to the Effective Time of each of the following conditions: (a) all necessary consents or approvals of any governmental body or agency or third parties necessary for the consummation by the Company and Parent of the transactions contemplated thereby including, without limitation, authorization under the 1935 Act (the "1935 Act Order") shall have been obtained and shall be in full force and effect, (b) the waiting period imposed by the HSR Act with respect to the transactions contemplated by the Merger Agreement shall have expired or been terminated, (c) no court or governmental regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by the Merger Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated thereby, (d) the stockholders of the Company shall have taken all corporate action (if required under applicable law) necessary to effect the Merger, and the Company shall have furnished Parent with certified copies of resolutions duly adopted by its directors and stockholders in connection with the Merger, and (e) Offeror shall have accepted for payment and paid for Shares tendered pursuant to the Offer.

     The obligations of the Company to consummate the Merger shall be subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of each of the following conditions: (a) all necessary consents or approvals of any governmental body or agency or third parties necessary for the consummation by Parent and Offeror of the transactions contemplated thereby including, without limitation, the 1935 Act Order, shall have been obtained and shall be in full force and effect, (b) the waiting period imposed by the HSR Act with respect to the transactions contemplated by the Merger Agreement shall have expired or been terminated, (c) no court or governmental regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by the Merger Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated thereby, (d) the stockholders of the Company shall have taken all corporate action (if required under applicable law) necessary to effect the Merger, and Parent and Offeror shall have furnished the Company with certified copies of resolutions duly adopted by their directors and Offeror's stockholder in connection with the Merger, and (e) Offeror shall have accepted for payment and paid for Shares tendered pursuant to the Offer; however, this condition shall be deemed satisfied if Offeror fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms of the Offer.

     Termination. Notwithstanding anything to the contrary therein, the Merger Agreement may be terminated and the Merger may be abandoned, whether before or after approval of the stockholders of the Company and Parent:

          (a) by the mutual written consent of all of the parties thereto at any time prior to the Effective Time;

          (b) by Parent and Offeror (i) if due to an occurrence that would result in a failure to satisfy any of the conditions to the Offer described in Section 14, Offeror shall have (A) failed to commence the Offer within five business days following the date of the Merger Agreement, or (B) terminated the Offer; or (ii) if the Company deliberately fails to perform in any material respect any of its obligations under the Merger Agreement, and, at the time of such failure, Parent's and Offeror's designees on the Board of Directors of the Company do not constitute a majority of the members of the Board of Directors of the Company;

          (c) by the Company if Offeror shall have (A) failed to commence the Offer within five business days following the date of the Merger Agreement,
     (B) terminated the Offer, or (C) failed to pay (by deposit with the Depositary) for Shares pursuant to the Offer within five business days following the expiration of the Offer;

          (d) by any party giving written notice to the other parties at any time after the expiration or termination of the Offer without Parent or Offeror purchasing any Shares pursuant thereto, provided that a party may not terminate pursuant to this clause (d) if it is in material breach of the terms of the Merger Agreement;

          (e) by any party thereto if the purchase of Shares pursuant to the Offer shall not have taken place by June 30, 2000, provided that a party may not terminate pursuant to this clause (e) if it is in material breach of the terms of the Merger Agreement;

          (f) by Parent if the Board of Directors of the Company, prior to the purchase of Shares pursuant to the Offer (i) shall withdraw or modify in any adverse manner its approval or recommendation of the Merger Agreement pursuant to the provisions of the Merger Agreement relating to third party acquisition proposals; (ii) shall approve or recommend any Acquisition Proposal or Superior Proposal; or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above; or

          (g) by the Company at any time prior to the purchase of Shares pursuant to the Offer, upon three business days' prior notice to Parent, if the Board of Directors of the Company shall approve a Superior Proposal; provided, however, that (i) the Company shall have complied with the provisions of the Merger Agreement relating to third party acquisition proposals, (ii) the Board of Directors of the Company shall have concluded in good faith, after giving effect to all concessions which may be offered by Parent pursuant to clause (iii) below, after consultation with its financial advisors and outside counsel, that such proposal continues to be a Superior Proposal, and (iii) prior to any such termination, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable Parent to proceed with the transactions contemplated thereby; provided, however, that it shall be a condition to termination by the Company pursuant to this clause (g) that the Company shall have made the payment to Parent referred to in "Fees and Expenses" above.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that Parent shall indemnify and provide advancement of expenses to all present and former directors and officers of the Company and its subsidiaries for acts or omissions occurring prior to the Effective Time to the fullest extent now provided or made available to them by the Company and its subsidiaries under applicable law, under their respective certificates or articles of incorporation or bylaws and under existing indemnification agreements (which Parent agrees shall continue in full force and effect after the Effective Time).

     For a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect, if available, directors' and officers' liability insurance covering those persons who are covered as of the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or prior to the Effective Time, on terms that are no less favorable to such persons than the terms now applicable to them under the Company's current policies; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than 200% of the annual premium currently paid by the Company for such coverage; and provided, further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such annual premium.

     Certain Employee Matters. The Merger Agreement provides that each benefit plan of the Company described in the Disclosure Schedule (a "Plan") with respect to which any current or former employee of the Company or any of its subsidiaries (each, an "Employee") participates immediately prior to the Effective Time shall become obligations of the Surviving Corporation at the Effective Time and, for at least one year thereafter, Parent shall, or shall cause the Surviving Corporation to, either maintain the Plans or provide benefits that are comparable, in the aggregate, to the benefits provided to the Employees, considered as a group, under such Plans as in effect immediately prior to the Effective Time.

     With respect to any employee benefit plans covering employees of Parent and its subsidiaries ("Parent Plans"), Parent shall, or shall cause the Surviving Corporation to: (i) with respect to any medical or health plan, waive any pre-existing condition or exclusion in any Parent Plans in which any Employee may be entitled to participate that would result in a lack of coverage for any condition for which an Employee would have been entitled to coverage under the corresponding Plan; (ii) provide each Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Employees with the Company or any of its subsidiaries for purposes of eligibility to participate and vesting credit in any Parent Plan in which the Employees may be eligible to participate after the Effective Time; provided that the foregoing shall not apply to the extent it would result in duplication of benefits. In addition, Parent represents that there are no waiting periods under any of its current medical or health plans.

     Amendment. The parties to the Merger Agreement may amend, modify and supplement the Merger Agreement in such manner as may be agreed upon by them in writing, whether before or after approval of the stockholders of the Company, except that after such approval is obtained, any amendment, modification or supplement which requires stockholder approval under applicable law shall not be made without such required approval.

     Timing. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Offeror pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms contained in the Merger Agreement, there can be no assurance as to the timing of the Merger.

  Letter Agreement with Charles M. Brennan III and Byron D. Nelson

     In connection with the execution and delivery of the Merger Agreement, Parent and Offeror entered into a Letter Agreement with Charles M. Brennan III and Byron D. Nelson (collectively, the "Executives"), dated as of December 21, 1999 (the "Letter Agreement"). The following is a summary of the material terms of the Letter Agreement. This summary is not a complete description of the terms and conditions of the Letter Agreement and is qualified in its entirety by reference to the full text of the Letter Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission, as an exhibit to the Schedule 14D-1.

     The Letter Agreement provides that the Executives, in order to avoid substantial adverse income tax consequences if they were to sell prior to March 23, 2000, 319,446 Shares in the case of Mr. Brennan, and

27,779 Shares in the case of Mr. Nelson (collectively, the "Withheld Shares"), will not tender any of their Withheld Shares in response to the Offer if the Offer is consummated by its terms prior to March 23, 2000.

     In the Letter Agreement, the Executives, severally and not jointly, have agreed that (a) if the Offer is consummated prior to March 23, 2000, (i) they will tender to Offeror, and not withdraw, all of their Shares, other than the Withheld Shares, pursuant to the Offer and (ii) promptly after March 22, 2000, they will, upon Offeror's written request, sell to Offeror all of the Withheld Shares for a price equal to the Offer Price and (b) if the Offer is consummated on or after March 23, 2000, they will tender to Offeror, and not withdraw, all of their Shares, including the Withheld Shares, pursuant to the Offer. The Letter Agreement also provides that neither of the Executives may transfer his Shares except as set forth in the Letter Agreement.

13.  DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the terms of the Merger Agreement, prior to the Effective Time, each of the Company and its subsidiaries shall not, other than in the normal course of business and in conformity with past practices, or as contemplated by the Merger Agreement or the Disclosure Schedule, without the consent of Parent (which consent shall not be unreasonably withheld), (i) declare any dividends in cash on the issued and outstanding shares of its common stock, or make any other distribution of any kind in respect thereof, other than regular quarterly dividends consistent with past practices; (ii) purchase or redeem any of its capital stock (or permit any of its subsidiaries to purchase any of its capital stock); or (iii) issue, sell or otherwise distribute any authorized but unissued shares of its capital stock (with certain exceptions) or effect any stock split, stock dividend or combination or reclassification of any such shares or grant or commit to grant or amend or modify any option, warrant or other right to subscribe for or purchase or otherwise acquire any shares of its capital stock or any security convertible into or exchangeable for any such shares (with certain exceptions).

14.  CERTAIN CONDITIONS TO THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Offeror's right to amend the Offer at any time in its sole discretion, but nevertheless subject to the provisions of the Merger Agreement, Offeror shall not be required to accept for payment, or pay for, and may delay the acceptance for payment, or the payment, of, any tendered Shares, if (i) the Minimum Condition shall not have been satisfied, (ii) all waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, (iii) the 1935 Act Condition shall not have been satisfied, or (iv) at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

          (a) any change or development that either individually or in the aggregate with all other such changes or developments are materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole shall have occurred or be threatened (a "Material Adverse Effect"); or

          (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the American Stock Exchange (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index),
     (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any material limitation (whether or not mandatory) imposed by any governmental authority on the extension of credit by banks or other lending institutions in the United States that materially and adversely affects the ability of Parent and Offeror to obtain extensions of credit, or (4) from the date of the Merger Agreement through the date of termination or expiration of the Offer, a decline of at least 33% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index; or

          (c) any of the representations and warranties made by the Company in the Merger Agreement that are qualified by materiality or Material Adverse Effect shall not be true and correct in all respects, or any other representation or warranty made by the Company in the Merger Agreement shall not be true and correct in any material respect, or the Company shall have breached any covenant contained in the Merger Agreement or the Merger Agreement shall have been terminated in accordance with its terms; or

          (d) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered or enforced, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign (a "Governmental Entity"), that could reasonably be expected to, or any Governmental Entity shall have instituted or threatened litigation that seeks to, (i) make the acceptance for payment of, or the payment for, some or all of the Shares or consummation of the Merger illegal or otherwise prohibited or impose any damages or fines in connection therewith that are material in amount in relation to the transactions contemplated by the Merger Agreement, (ii) impose material limitations on the ability of Parent or Offeror to acquire or hold or to exercise effectively all rights of ownership of Common Stock, including, without limitation, the right to vote any Shares purchased by either of them on all matters properly presented to the stockholders of the Company, (iii) require Parent or the Company or any of their respective affiliates or subsidiaries to dispose or hold separate any material portion of their assets or business of any of them, or (iv) prohibit or impose any material limitation of Parent's or Offeror's ownership or operation of all or a material portion of the assets or business of the Company or any of its subsidiaries or affiliates; or

          (e) the Company, Parent or Offeror shall have failed to receive any or all governmental consents and approvals to consummation of the Offer, which, if not received, could reasonably be expected to have a Material Adverse Effect; or

          (f) the Board of Directors of the Company shall have publicly (including by amendment of its Schedule 14D-9) withdrawn or amended in any respect its recommendation of the Offer or shall have resolved to do so, unless such withdrawal or amendment results from a material breach by Parent or Offeror of any representations or warranties in the Merger Agreement or a failure by Parent or Offeror to fulfill any material covenant therein; or

          (g) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Parent or any of its affiliates, shall have acquired beneficial ownership of a majority of the outstanding Shares.

     The foregoing conditions are for the sole benefit of Parent and Offeror and may be asserted by Parent or Offeror regardless of the circumstance giving rise to such condition and, subject to the terms of the Merger Agreement, may be waived by Parent and Offeror, in whole or in part, at any time and from time to time, in their sole discretion (except that the Minimum Condition may not be waived by Parent without the consent of the Company). The failure by Parent and Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time. Any determination by Parent and Offeror shall be final and binding upon all parties, including tendering stockholders.

     The Offer will be further subject to all of the applicable terms and conditions of Rule 51 under the 1935 Act.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

15.  CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Parent and Offeror in the Merger Agreement by the Company, neither Parent nor Offeror is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Offeror's acquisition of Shares as contemplated herein or of any approval or other action by any governmental entity that would be required for the acquisition or ownership of Shares by Offeror as contemplated herein. Should any such approval or other action be required, Parent and Offeror currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, Offeror does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business, or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below (or if any governmental approval is not obtained), Offeror could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Neither Parent nor Offeror has currently complied with any state takeover statute or regulation. Offeror reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or might be delayed in consummating the Offer or the Merger. In such case, Offeror may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     The Company is incorporated under the laws of Delaware. Section 203 of the Delaware Law prevents an "Interested Stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with a Delaware corporation for three years following the date such person becomes an Interested Stockholder, unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination, or (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the Delaware Law, and the restrictions of such Section 203 are, accordingly, not applicable to Parent, Offeror or their affiliates or associates as a result of the consummation of the transactions contemplated by this Offer to Purchase.

     Company's Certificate of Incorporation. Article Tenth of the Company's certificate of incorporation ("Article Tenth") provides that the affirmative vote of the holders of at least 80% of all the securities of the Company entitled to vote will be necessary for the authorization of certain business combinations with any person who, as of the record date for the determination of holders entitled to vote, is the beneficial owner, directly or indirectly, of more than 10% of the outstanding securities of the Company then entitled to vote. However, this provision is not applicable to, among other things, any business combination on terms substantially consistent with those set forth in a memorandum of understanding with such person approved by the Board of Directors of the Company prior to the time such person shall have become a holder of more than 10% of the outstanding securities of the Company then entitled to vote. The Merger Agreement constitutes a memorandum of understanding under Article Tenth and, therefore, the provisions of Article Tenth are inapplicable to the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby.

     Article Eleventh of the Company's certificate of incorporation ("Article Eleventh") provides that the affirmative vote of the holders of at least 95% of all of the securities of the Company then entitled to vote will be necessary for the adoption or authorization of any business combination with any person who, as of the record date for the determination of holders entitled to vote, is the beneficial owner, directly or indirectly, of more than 30% of the outstanding securities of the Company then entitled to vote. However, this provision is not applicable to, among other things, any business combination on terms substantially consistent with those set forth in a memorandum of understanding with a person approved by the Board of Directors of the Company prior to the time such person shall have become a holder of more than 10% of the outstanding securities of the Company entitled to vote. The Merger Agreement constitutes a memorandum of understanding under Article Eleventh and, therefore, the provisions of Article Eleventh are inapplicable to the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby.

     Appraisal Rights. Stockholders do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of or consent in writing to the Merger will have the right under the Delaware Law to dissent and demand appraisal of their Shares in accordance with Section 262 of the Delaware Law. Under said Section 262, dissenting stockholders who comply with the statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer (or the Merger) and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the Merger. Moreover, Parent or Offeror may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer (or the Merger).

     If any holders of Shares who demand appraisal under Section 262 of the Delaware Law fail to perfect, or effectively withdraw or lose their right to appraisal, as provided in the Delaware Law, the Shares of such holders will be converted into the Merger Consideration in accordance with the Merger Agreement. Stockholders may withdraw their demand for appraisal by delivery to Parent of a written withdrawal of demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

     Rule 13e-3: The Commission has adopted Rule 13e-3 under the Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the subject company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Parent believes that Rule 13e-3 will not be applicable to the Merger because of the exemption afforded by Rule 13e-3(g)(1), among other reasons. However, under certain circumstances, Rule 13e-3 could be applicable to the Merger or other business combination in which Parent seeks to acquire the remaining Shares it does not beneficially own following the purchase of Shares pursuant to the Offer. For example, if the Merger as consummated is not substantially similar to the Merger as described in this Offer to Purchase and the Merger Agreement, Rule 13e-3 could apply. However, the terms and conditions of the Merger are governed by the Merger Agreement, and any amendment to the Merger Agreement must be approved by each party thereto. If Parent has exercised its right to appoint directors to the Board of Directors following its purchase of

Shares pursuant to the Offer, any such amendment must be approved on behalf of the Company by the directors of the Company who are not designees or affiliates of Parent or Offeror.

     There can be no assurance that the Merger will take place, even though each party has agreed in the Merger Agreement to use its reasonable best efforts to cause the Merger to occur, because the Merger is subject to certain conditions, some of which are beyond the control of either Parent or the Company. Since Parent's ultimate objective is to acquire ownership of all the Shares, if the Merger does not take place, Parent would consider the acquisition, whether directly or through an affiliate, of Shares through private or open market purchases, or subsequent tender offers or a different type of merger or other combination of the Company with Offeror or an affiliate or subsidiary thereof, or by any other permissible means deemed advisable by it. Except as described in the section captioned "The Merger Agreement", any of these possible transactions might be on terms the same as, or more or less favorable than, those of the Offer or the Merger.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to these requirements.

     A Notification and Report Form with respect to the Offer is expected to be filed under the HSR Act as soon as practicable following commencement of the Offer by each of the Company and Parent. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar-day waiting period following the filing by Parent, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Parent. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the tenth day after substantial compliance by Parent with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Offeror's proposed acquisition of the Company. At any time before or after Offeror's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Offeror or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

     Public Utility Holding Company Act of 1935. The Commission must approve the acquisition of the Shares pursuant to the Offer and the consummation of the Merger under the 1935 Act. Parent and Offeror expect to file an application for approval with the Commission as soon as practicable following commencement of the Offer.

     The 1935 Act directs the Commission to approve any proposed acquisition unless it finds that (1) the proposed acquisition would tend to create detrimental interlocking relations or detrimental concentration of control, (2) the consideration to be paid in connection with the acquisition is not reasonable, or (3) the proposed acquisition would unduly complicate the capital structure of the holding company system after the acquisition or would be detrimental to the proper functioning of that holding company system. The Commission must also find that the proposed acquisition complies with applicable state law, tends toward the development of an integrated public utility system and otherwise conforms to the 1935 Act's integration and corporate simplification standards. Under these statutory standards, the Commission has in the past permitted registered holding companies to acquire interests in other businesses which are reasonably incidental and functionally related to the holding company's public utility business. There can be no assurance that the Commission will approve the acquisition of Shares pursuant to the Offer and the Merger.

16.  FEES AND EXPENSES.

     Parent has retained Georgeson & Co. to act as the Information Agent and ChaseMellon Shareholder Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as described herein, neither Parent nor Offeror will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Offeror upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Parent nor Offeror is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Parent or Offeror becomes aware of any state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, Offeror will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, Offeror cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction, the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of Parent or Offeror not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Parent or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

     Parent and Offeror have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9.

                                          GPX ACQUISITION CORP.

December 29, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                             OF PARENT AND OFFEROR

     The names and ages of the directors and executive officers of Parent and of Offeror, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual is a citizen of the United States, has a business address at 300 Madison Avenue, Morristown, New Jersey 07962 and has been employed by Parent for the last five years.

                                     PARENT

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                                         GPU, INC.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                         -------------------------------------------------------------
Theodore H. Black (71).............................  Director of Parent since 1988. Chairman, President and Chief
                                                     Executive Officer of Ingersoll-Rand Company from 1988 until his retirement in 1993 and as a director until 1997. Director of Best Foods and McDermott International.
Thomas B. Hagen (64)...............................  Director of Parent since 1988. Chairman of the Board of
                                                     Custom Engineering Co., a custom manufacturer of large metal fabrications and heated platens. Chairman of the Board of the
                                                     Team Pennsylvania Foundation. Secretary of Commerce and then
                                                     Secretary of Community & Economic Development of the
                                                     Commonwealth of Pennsylvania from January 1995 to March 1997.
                                                     First elected as a director of Parent in 1988, resigned upon his appointment as Secretary of Commerce in 1995 and returned to the Board in April 1997. Director of ANI-Motion, Inc., St.
                                                     Raymond Wood Products Holdings, Ltd., Bliley Electric Company
                                                     and the Pennsylvania Housing Finance Agency. Member and past chairman of the Council of Fellows of Penn State -- Erie, the
                                                     Behrend College, the immediate past President and a councilor of The Pennsylvania Society, a director of the Athenaeum of
                                                     Philadelphia and Preservation Pennsylvania, and a trustee of the Northwest Pennsylvania Technical Institute.
Kenneth L. Wolfe (60)..............................  Director of Parent since 1999. Chairman and Chief Executive
                                                     Officer of Hershey Foods Corporation since 1994. Director of
                                                     Hershey Trust Company and member of the Board of Managers of the Milton S. Hershey School and the M.S. Hershey Foundation.
                                                     Director of Bausch & Lomb Incorporated and Carpenter
                                                     Technology Corporation. Board member of the Pennsylvania
                                                     Chamber of Business and Industry, member of Penn State's
                                                     Hershey Medical Center Board of Visitors and vice chairman for the Grocery Manufacturers of America, Inc. and the
                                                     Pennsylvania Business Roundtable.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                                         GPU, INC.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                         -------------------------------------------------------------
Bryan S. Townsend (69).............................  Director of Parent since 1996. Retired as Chairman of
                                                     Midlands Electricity plc ("Midlands"), a British regional
                                                     electric company, in August 1996 following its acquisition by
                                                     Avon Energy Partners Holdings ("Avon"), a wholly owned
                                                     subsidiary of Parent. Served as Chairman of Midlands since
                                                     1986, becoming Chairman and Chief Executive upon Midlands'
                                                     privatization in 1990. Past director of JBA International
                                                     Ltd. (a supplier of computer software business systems), a past chairman of the British National Committee and a member of the Scientific Directing and Organizing Committee of CIRED
                                                     (International Conference on Electricity Distribution). Past
                                                     chairman of the Birmingham Repertory Theatre and the West
                                                     Midlands Confederation of British Industry. Mr. Townsend is a
                                                     citizen of the United Kingdom.
Fred D. Hafer (58).................................  Chairman, Chief Executive Officer, President and a Director
                                                     of Parent and GPU Service, Inc. ("GPUS"). Became President,
                                                     Chief Operating Officer and a Director of Parent and GPUS in
                                                     July 1996 and was elected to the additional positions of
                                                     Chairman and Chief Executive Officer in May 1997. Chairman
                                                     and a Director of Offeror. Also Chairman, Chief Executive
                                                     Officer and a Director of Jersey Central Power & Light
                                                     Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and
                                                     Pennsylvania Electric Company ("Penelec"); Chairman and a
                                                     Director of GPU Nuclear, Inc. ("GPUN"); Chairman, Chief
                                                     Executive Officer and a Director of GPU Advanced Resources,
                                                     Inc. ("GPU AR"); Chairman and a Director of GPU Capital, Inc.
                                                     ("GPU Capital"); and a Director of GPU Telcom Services, Inc.
                                                     ("GPU Telcom"), GPU Electric, Inc. ("GPU Electric"), GPU
                                                     International, Inc. ("GPUI"), GPU Power, Inc. ("GPU Power"),
                                                     Saxton Nuclear Experimental Corporation ("Saxton"), Avon,
                                                     Midlands and GPU PowerNet PTY Ltd. ("GPU PowerNet"), all
                                                     subsidiaries of Parent. Served as President of Met-Ed from
                                                     1986 to 1996, and as President of Penelec from 1994 to 1996.
                                                     Director of the U.S. Chamber of Commerce and Utilities Mutual
                                                     Insurance Company, a director and past president of the
                                                     Manufacturers Association of Berks County and a past Chairman of the Board of the Pennsylvania Electric Association.
                                                     Director of the Reading Hospital and Medical Center, a
                                                     trustee of the Caron Foundation, and immediate past chairman and a member of the Board of Trustees of Drug-Free
                                                     Pennsylvania.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                                         GPU, INC.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                         -------------------------------------------------------------
Carlisle A. H. Trost (69)..........................  Director of Parent since 1990. Member of the Board of
                                                     Directors of GPUN and Chairman of that Board's Nuclear Safety and Compliance Committee. Served in the United States Navy
                                                     from 1953 until his retirement in 1990 from his post as Chief of Naval Operations. Chairman of the Board of Directors of
                                                     Bird-Johnson Co. and a Director of General Dynamics
                                                     Corporation, Lockheed Martin Corporation and Precision
                                                     Components Corporation.
Patricia K. Woolf, Ph.D. (65)......................  Director of Parent since 1983. Consultant, author, and
                                                     Lecturer in the Department of Molecular Biology at Princeton
                                                     University. Director of CK Witco and the National Life
                                                     Holding Company. Trustee of the New Economy Fund and a
                                                     director of the American Balanced Fund, the Income Fund of
                                                     America, the Growth Fund of America, the Small Cap World Fund
                                                     and Fundamental Investors, all of The Capital Group of Los
                                                     Angeles.
Henry F. Henderson, Jr. (71).......................  Director of Parent since 1989. President, Chief Executive
                                                     Officer and a director of H. F. Henderson Industries,
                                                     designers and manufacturers of process control and engineered systems for government and industry, including industrial
                                                     process controls and defense electronics. Director of the
                                                     Partnership for New Jersey, the Defense Orientation
                                                     Conference Association and Delta Dental Plan. Chairman of the
                                                     World Trade Center Club Board of Advisors, a trustee of
                                                     Stevens Institute of Technology, New York Theological
                                                     Seminary, New Jersey State Employment and Training Commission
                                                     and Paterson Economic Development Corporation, and a member of the Business Executives for National Security.
John M. Pietruski (66).............................  Director of Parent since 1989. Chairman of the Board of Texas
                                                     Biotechnology Corporation, a pharmaceutical research and
                                                     development company. President of Dansara Company, a
                                                     management consulting firm. Director of Hershey Foods
                                                     Corporation, Lincoln National Corporation and Professional
                                                     Detailing, Inc. Regent of Concordia College
Catherine A. Rein (56).............................  Director of Parent since 1989. President and Chief Executive
                                                     Officer of Metropolitan Property and Casualty Insurance
                                                     Company. Director of The Bank of New York, Inc., Corning
                                                     Inc., New England Financial, Inc., and INROADS, New York,
                                                     Inc., a trustee emeritus of the National Urban League and a trustee of the New York University Law Center Foundation.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                                         GPU, INC.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                         -------------------------------------------------------------
I.H. Jolles (61)...................................  Senior Vice President and General Counsel of Parent since
                                                     1990. Executive Vice President, General Counsel and a
                                                     director of GPUS since 1990, Vice President and General
                                                     Counsel of JCP&L, Met-Ed, Penelec and GPUN. Director of GPUI,
                                                     GPU Power, GPU Capital, GPU Electric, Avon, Midlands, GPU
                                                     PowerNet, GPU GasNet Pty Ltd. ("GPU GasNet") and Parent's
                                                     South American subsidiaries, Empresa Distribuidora Electrica
                                                     Regional S.A., Empresa Distribuidora San Luis S.A., Empresa
                                                     Distribuidora del Electricidad de la Rioja S.A. and Empresa
                                                     Distribuidora de Electricidad de Salta S.A. (collectively,
                                                     "Emdersa"). Director of Utilities Mutual Insurance Company.
Bruce L. Levy (44).................................  Senior Vice President and Chief Financial Officer of Parent
                                                     since 1998. President and Director of Offeror. President and
                                                     Director of GPU Capital. Executive Vice President and a
                                                     Director of GPUS and Vice President of JCP&L, Met-Ed and
                                                     Penelec since 1998. Director of GPUI, GPU Power, GPU
                                                     Electric, Avon, Midlands, GPU PowerNet, GPU GasNet and
                                                     Emdersa. President and Chief Executive Officer of GPUI from
                                                     1991 to 1998.
P.E. Maricondo (53)................................  Vice President, Comptroller and Chief Accounting Officer of
                                                     Parent since 1998. Vice President -- Internal Auditing of
                                                     GPUS from 1997-1998. Vice President and Comptroller of GPUN from 1993-1997.
T.G. Howson (51)...................................  Vice President and Treasurer of Parent since 1994. Vice
                                                     President and Treasurer of JCP&L, Met-Ed, Penelec, GPUN and
                                                     Saxton since 1994, Vice President and Treasurer of GPU AR and
                                                     GPU Telcom since 1997. Treasurer of Offeror.
S.L. Guibord (50)..................................  Secretary of Parent since 1999. Secretary of JCP&L, Met-Ed, and Penelec since 1996. Secretary of GPUS since 1999.
                                                     Secretary of GPU Telcom and GPU AR since 1997. Secretary of
                                                     GPUN since 1996. Division Counsel of GPUS from 1996 until
                                                     1999. Corporate compliance auditing director of GPUS from
                                                     1993 until 1996.
T.G. Broughton (52)................................  President and Director of GPUN since 1996. Executive Vice
                                                     President of GPUN since 1995. Vice President -- TMI of GPUN from 1991-1995.
Robert L. Wise (56)................................  President and Director of JCP&L, Met-Ed and Penelec, and
                                                     President, Chief Executive Officer and a Director of GPU
                                                     Telcom since 1999. A Director of GPUS since 1999. President,
                                                     Chief Operating Officer and Director of GPU Generation, Inc.
                                                     from 1996 to 1999. Director of US Bancorp Trust Company, US
                                                     Bancorp, Inc., U.S. National Bank of Johnstown, PA., and
                                                     Utilities Mutual Insurance Company.

                                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                                         GPU, INC.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                         -------------------------------------------------------------
C.B. Snyder (54)...................................  Executive Vice President -- Corporate Affairs of GPUS since
                                                     1998. Director of GPUS, GPU AR, GPU PowerNet and GPU GasNet.
                                                     Previously served as Senior Vice President -- Corporate
                                                     Affairs of GPUS since 1997, Vice President -- Public Affairs of JCP&L since 1996, and Vice President -- Public Affairs of
                                                     Met-Ed and Penelec since 1994.

                                    OFFEROR

                                                                PRESENT PRINCIPAL OCCUPATION
                                                         OR EMPLOYMENT WITH GPX ACQUISITION CORP.;
NAME AND AGE                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                         --------------------------------------------------
Fred D. Hafer (58).................................  Chairman and Director of Offeror. Chairman, Chief
                                                     Executive Officer, President and Director of
                                                     Parent and GPUS. Became President and Chief
                                                     Operating Officer and a Director of Parent and
                                                     GPUS in July 1996 and was elected to the
                                                     additional positions of Chairman and Chief
                                                     Executive Officer in May 1997. Also Chairman,
                                                     Chief Executive Officer and a Director of JCP&L,
                                                     Met-Ed and Penelec; Chairman and a Director of
                                                     GPUN; Chairman, Chief Executive Officer and a
                                                     Director of GPU AR; Chairman and Director of GPU
                                                     Capital; and a Director of GPU Telcom, GPU
                                                     Electric, GPUI, GPU Power, Saxton, Avon, Midlands
                                                     and GPU PowerNet, all subsidiaries of Parent.
                                                     Served as President of Met-Ed from 1986 to 1996,
                                                     and as President of Penelec from 1994 to 1996.
                                                     Director of the U.S. Chamber of Commerce,
                                                     Utilities Mutual Insurance Company, a director and
                                                     past president of the Manufacturers Association of
                                                     Berks County and past Chairman of the Board of the
                                                     Pennsylvania Electric Association. Director of the
                                                     Reading Hospital and Medical Center, a trustee of
                                                     the Caron Foundation, and immediate past chairman
                                                     and a member of the Board of Trustees of Drug-Free
                                                     Pennsylvania.
Bruce L. Levy (44).................................  President and Director of Offeror. Senior Vice
                                                     President and Chief Financial Officer of Parent
                                                     since 1998; President and Director of GPU Capital.
                                                     Executive Vice President and a Director of GPUS
                                                     and Vice President of JCP&L, Met-Ed and Penelec
                                                     since 1998. Director of GPUI, GPU Power, GPU
                                                     Electric, Avon, Midlands and GPU PowerNet, GPU
                                                     GasNet and Emdersa. President and Chief Executive
                                                     Officer of GPUI from 1991 to 1998.

                                                                PRESENT PRINCIPAL OCCUPATION
                                                         OR EMPLOYMENT WITH GPX ACQUISITION CORP.;
NAME AND AGE                                         MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                         --------------------------------------------------
D.C. Brauer (46)...................................  Vice President and Director of Offeror. Vice
                                                     President of GPUS since 1997. Director of GPU
                                                     PowerNet and GPU GasNet. Vice President -- Finance
                                                     and Treasurer of GPUI from 1993 to 1997, of GPU
                                                     Power from 1994 to 1997 and of GPU Electric from
                                                     1995 to 1997.
T.G. Howson (51)...................................  Treasurer of Offeror. Vice President and Treasurer
                                                     of Parent since 1994. Vice President and Treasurer
                                                     of JCP&L, Met-Ed, Penelec, GPUN and Saxton since
                                                     1994, Vice President and Treasurer of GPU AR and
                                                     GPU Telcom since 1997.
S.L. Guibord (50)..................................  Secretary of Offeror. Secretary of Parent since
                                                     1999. Secretary of JCP&L, Met-Ed, and Penelec
                                                     since 1996. Secretary of GPUS since 1999.
                                                     Secretary of GPU Telcom and GPU AR since 1997.
                                                     Secretary of GPUN since 1996. Division Counsel of
                                                     GPUS from 1996 until 1999. Corporate compliance
                                                     auditing director of GPUS from 1993 until 1996.

MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH STOCKHOLDER OF THE COMPANY OR HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF THE ADDRESSES SET FORTH BELOW:

                        THE DEPOSITARY FOR THE OFFER IS:
                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           BY MAIL:                  BY HAND IN NEW YORK:         BY HAND/OVERNIGHT COURIER:
   Reorganization Department       Reorganization Department       Reorganization Department
         P.O. Box 3301                   120 Broadway                 85 Challenger Road
  South Hackensack, NJ 07606              13th Floor                    Mail Stop-Reorg
                                      New York, NY 10271           Ridgefield Park, NJ 07660

                             FACSIMILE COPY NUMBER
                       (FOR ELIGIBLE INSTITUTIONS ONLY):

                                 (201) 296-4293

              TO CONFIRM RECEIPT OF NOTICE OF GUARANTEED DELIVERY:

                                 (201) 296-4860

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                [GEORGESON SHAREHOLDER COMMUNICATIONS INC. LOGO]

                                17 STATE STREET
                                   10TH FLOOR
                            NEW YORK, NEW YORK 10004

                    BANKS AND BROKERAGE FIRMS CALL COLLECT:
                                 (212) 440-9800

                           ALL OTHERS CALL TOLL FREE:
                                 (800) 223-2064